EXHIBIT 99.3

Mirant Americas Generation, LLC

Offer to Exchange

7.20% Senior Notes due 2008 and
8.50% Senior Notes due 2021

Which have been Registered Under the Securities Act of 1933, as amended,
For Any and All Outstanding

7.20% Senior Notes due 2008 and
8.50% Senior Notes due 2021

Pursuant to the Prospectus Dated May 6, 2002

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Upon and subject to the terms and conditions set forth in the Prospectus, dated May 6, 2002 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), an offer to exchange (the “Registered Exchange Offer”) the registered 7.20% Senior Notes due 2008 and 8.50% Senior Notes due 2021 (the “New Notes”) for any and all outstanding 7.20% Senior Notes due 2008 and 8.50% Senior Notes due 2021 (the “Existing Notes”), is being made pursuant to such Prospectus. The Registered Exchange Offer is being made in order to satisfy certain obligations of Mirant Americas Generation, LLC (the “Company”) contained in the Registration Rights Agreement, entered into on October 9, 2001, between the Company and the initial purchasers named therein.

The CUSIP numbers for the Existing Notes are as follows:

7.20% Senior Notes due 2008: 60467PAK0

8.50% Senior Notes due 2021: 60467PAN4

We are requesting that you contact your clients for whom you hold Existing Notes regarding the Registered Exchange Offer. For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, or who hold Existing Notes registered in their own names, we are enclosing the following documents:

1.  Prospectus dated May 6, 2002;

2.  The Letter of Transmittal for your use and for the information of your clients;

3.  A Notice of Guaranteed Delivery to be used to accept the Registered Exchange Offer if Existing Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

4.  A form of letter which may be sent to your clients for whose account you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Registered Exchange Offer.

Your prompt action is requested. The Registered Exchange Offer will expire at 5:00 p.m., New York City time, on June 7, 2002 (the “Expiration Date”), unless extended by the Company. The Existing Notes tendered pursuant to the Registered Exchange Offer may be withdrawn at any time before the Expiration Date.

To participate in the Registered Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and notes representing the Existing Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

Please note that brokers, dealers, commercial banks, trust companies and other nominees who hold Existing Notes through The Depository Trust Company (“DTC”) must effect tenders by book-entry transfer through DTC’s Automated Tender Offer Program (“ATOP”).

If Existing Notes are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit the delivery of the Existing Notes and all required documents to reach the Exchange Agent prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “This Exchange Offer—Procedures for Tendering the Existing Notes—Guaranteed Delivery.”

Additional copies of the enclosed material may be obtained from the Exchange Agent at:

DB Services Tennessee, Inc.
Corporate Trust & Agency Services
Securities Payment Unit
648 Grassmere Park Road
Nashville, TN 37211

with a copy to:

DB Services New Jersey, Inc.
100 Plaza One, MS: JCY03-0603
Jersey City, NJ 07311
Attn: Christina Van Ryzin

Mirant Americas Generation, LLC

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